EXHIBIT 4.1

                            BANTA HOURLY 401(k) PLAN

                         (As Consolidated April 1, 1996)


                            BANTA HOURLY 401(k) PLAN

                                Table of Contents

                                                                         Page

   ARTICLE I.  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . .    1

   ARTICLE II.  DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . .    2
        Section 2.01.  Definitions . . . . . . . . . . . . . . . . . . .    2
        Section 2.02.  Construction  . . . . . . . . . . . . . . . . . .    4

   ARTICLE III.  PARTICIPATION . . . . . . . . . . . . . . . . . . . . .    5
        Section 3.01.  Participation . . . . . . . . . . . . . . . . . .    5
        Section 3.02.  Transfer of Employment  . . . . . . . . . . . . .    5

   ARTICLE IV.  CONTRIBUTIONS TO THE TRUST FUND  . . . . . . . . . . . .    6
        Section 4.01.  Election to Make Pre-Tax Savings Contributions  .    6
        Section 4.02.  Amount and Payment of Participant Pre-Tax Savings
                       Contributions . . . . . . . . . . . . . . . . . .    6
        Section 4.03.  Employer Matching Contributions . . . . . . . . .    7
        Section 4.04.  No Liability for Future Employer Contributions  .    8
        Section 4.05.  Time Period for Payment of Employer
                       Contributions . . . . . . . . . . . . . . . . . .    8
        Section 4.06.  Rollovers . . . . . . . . . . . . . . . . . . . .    8

   ARTICLE V.  INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . .    9
        Section 5.01.  Investment Funds  . . . . . . . . . . . . . . . .    9
        Section 5.02.  Direction of Investment . . . . . . . . . . . . .    9
        Section 5.03.  Funding Policy  . . . . . . . . . . . . . . . . .   10

   ARTICLE VI.  PARTICIPANT ACCOUNTS . . . . . . . . . . . . . . . . . .   11
        Section 6.01.  Participant Accounts  . . . . . . . . . . . . . .   11
        Section 6.02.  Allocation of Participant Pre-Tax Savings
                       Contributions . . . . . . . . . . . . . . . . . .   11
        Section 6.03.  Allocation of Employer Matching Contributions . .   11
        Section 6.04.  Allocation of Changes in Value  . . . . . . . . .   11
        Section 6.05.  Maximum Allocation Limitations  . . . . . . . . .   11

   ARTICLE VII.  BENEFITS  . . . . . . . . . . . . . . . . . . . . . . .   13
        Section 7.01.  Eligibility for Benefits  . . . . . . . . . . . .   13
        Section 7.02.  Death . . . . . . . . . . . . . . . . . . . . . .   13
        Section 7.03.  Form and Time of Payment  . . . . . . . . . . . .   13
        Section 7.04.  Payments to Minor or Incompetent Person . . . . .   14
        Section 7.05.  Hardship Withdrawals  . . . . . . . . . . . . . .   14
        Section 7.06.  Withdrawals After Age 59-1/2. . . . . . . . . . .   15
        Section 7.07.  Loans . . . . . . . . . . . . . . . . . . . . . .   15
        Section 7.08.  Direct Rollovers of Eligible Rollover
                       Distributions . . . . . . . . . . . . . . . . . .   17
        Section 7.09.  Erroneous Overpayments  . . . . . . . . . . . . .   17

   ARTICLE VIII.  ADMINISTRATION . . . . . . . . . . . . . . . . . . . .   18
        Section 8.01.  Responsibility and Authority of the Company . . .   18
        Section 8.02.  Use of Professional Services  . . . . . . . . . .   18
        Section 8.03.  Fees and Expenses . . . . . . . . . . . . . . . .   19
        Section 8.04.  Delegation of Authority and Responsibility  . . .   19
        Section 8.05.  Requirement to Furnish Information and to Use
                       Company's Forms . . . . . . . . . . . . . . . . .   19
        Section 8.06.  Claims Procedure  . . . . . . . . . . . . . . . .   19
        Section 8.07.  Agent for Service of Process  . . . . . . . . . .   20
        Section 8.10.  Voting Rights to Company Stock  . . . . . . . . .   20
        Section 8.11.  Tender Offers for Company Stock . . . . . . . . .   20

   ARTICLE IX.  FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES . . . . .   22
        Section 9.01.  Fiduciaries . . . . . . . . . . . . . . . . . . .   22
        Section 9.02.  Allocation of Fiduciary Responsibilities  . . . .   22
        Section 9.03.  General Limitation on Liability . . . . . . . . .   22
        Section 9.04.  Multiple Fiduciary Capacities . . . . . . . . . .   22

   ARTICLE X.  AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . .   23
        Section 10.01. Amendment . . . . . . . . . . . . . . . . . . . .   23
        Section 10.02. Termination . . . . . . . . . . . . . . . . . . .   23

   ARTICLE XI.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .   24
        Section 11.01. Non-Guarantee of Continued Employment or Other
                       Benefits  . . . . . . . . . . . . . . . . . . . .   24
        Section 11.02. Mergers, Consolidations and Transfers of Plan
                       Assets  . . . . . . . . . . . . . . . . . . . . .   24
        Section 11.03. Spendthrift Clause  . . . . . . . . . . . . . . .   24
        Section 11.04. Exclusive Benefit . . . . . . . . . . . . . . . .   24
        Section 11.05. Full Satisfaction of Claims . . . . . . . . . . .   25
        Section 11.06. Indemnification . . . . . . . . . . . . . . . . .   25
        Section 11.07. Successors and Assigns  . . . . . . . . . . . . .   25
        Section 11.08. IRS Approval  . . . . . . . . . . . . . . . . . .   25
        Section 11.09. Plan Adoption by Controlled Group . . . . . . . .   25


                               ARTICLE I.  PURPOSE


             The Company has previously established the Danbury Printing & Litho, Inc. Savings Plan for GCIU Local 298M, the Banta Company Savings Plan for GCIU Fox Valley Local 77P, Printing Trades Specialty Union Local 531 of GCIU, and Maintenance Department Employees Union, and the Northwestern Colorgraphics, Inc. Savings Plan (collectively, "Prior Plans") to provide eligible employees an opportunity to provide financial security for themselves and their families through supplemental retirement savings and investment on a pre-tax basis.

             Effective April 1, 1996, the Prior Plans are being merged, amended and restated in the form of the Plan. Effective July 1, 1996, the Plan shall be effective for employees of KCS Industries Inc. represented by Local 577-M of the GCIU.

                    ARTICLE II.  DEFINITIONS AND CONSTRUCTION


             Section 2.01. Definitions. Whenever used herein, the following words and phrases shall have the following meanings, except as required otherwise by the context:

             (a) "Beneficiary" means the person, trust and/or other entity designated by the Participant in a written instrument. A Participant shall designate one or more Beneficiaries on the form and in the manner prescribed by the Company and such designation may be changed or withdrawn by the Participant at any time. The most recent valid designation on file with the Company at the time of the Participant's death shall determine the Participant's Beneficiary. Notwithstanding the foregoing, in the event the Participant is married at the time of death, the Beneficiary shall be the Participant's spouse at such time unless such spouse consented in writing to the designation of an alternative Beneficiary after notice of the spouse's rights and such consent was witnessed by either a Plan representative appointed by the Company or a notary public. In the event no valid designation of a Beneficiary is on file with the Company at the date of death or if no designated Beneficiary survives, the Participant's Beneficiary shall be determined in accordance with the following order of priority: (i) the Participant's spouse as of the date of death or, if there be none surviving, (ii) the Participant's estate.

             (b) "Code" means the Internal Revenue Code of 1986, as interpreted by applicable regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (c) "Company" means Banta Corporation, a Wisconsin corporation, or any successor thereto. Action by any corporate officer of the Company is effective action by the Company.

             (d) "Compensation" means the salary or wages paid to a Participant for services, unreduced by any Pre-Tax Savings Contributions hereunder, and including overtime, bonuses, commissions and any salary reduction pursuant to Code Section 125, but excluding severance pay, fringe benefits, Employer contributions hereunder, expense reimbursements and any other irregular or extraordinary payments as determined by the Company in a uniform and nondiscriminatory manner. The maximum annual compensation taken into account hereunder for any Plan Year shall be $150,000 (or such other amount permitted pursuant to Code Section 401(a)(17)). For purposes of calculating this maximum for any 5% owner or highly compensated employee who is in the group of 10 employees paid the greatest compensation during the year, pursuant to Code Section 414(q)(6), the compensation of a spouse or a lineal descendant under age 19 at the end of the Plan Year shall be treated as if paid to the employee.

             (e) "Employee" means any person on the Employer's corporate payroll who, is receiving remuneration for personal services rendered to an Employer (or who would be receiving such remuneration except for an authorized leave of absence) and is in a collective bargaining unit covered by one of the collective bargaining agreements between (i) Banta Company (a division of Banta Corporation) and GCIU Fox Valley Local 77P, Printing Trades Specialty Union Local 531 of GCIU, and Maintenance Department Employees Union; (ii) Northwestern Colorgraphics (a division of Banta Corporation) and GCIU Fox Valley Local 77P; (iii) Danbury Printing & Litho, Inc. and GCIU Local 298M; and (iv) effective July 1, 1996 KCS Industries Inc. and Local 577-M of the GCIU. A person who is a "leased employee" within the meaning of Code Section 414(n) shall not be eligible to participate in the Plan.

             (f) "Employer" means the Company and each member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as defined in Code Sections

   414(b), (c) and (m), that includes the Company and which adopts the Plan with the Company's consent.

             (g)  "Entry Date" means each January 1, April 1, July 1 and
   October 1.

             (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

             (i) "Investment Fund" means an unsegregated fund established within the Trust and invested in securities, insurance contracts or other property of such type and characteristics as determined under the provisions of the Plan and Trust. The term shall include one or more funds, and such other funds as may be established from time to time.

             (j) "Investment Manager" means the Company or a person, insurance company, corporation or association which qualifies as an "investment manager" as defined in Section 3(38) of ERISA, including the Trustee, appointed pursuant to the Trust to direct the investment of all or any portion of the assets held by the Trustee under this Plan.

             (k) "Participant" means (i) any Employee who elects to make contributions hereunder pursuant to Section 4.01 or 4.06 and (ii) any former Employee whose account has not been fully distributed pursuant to the terms of the Plan.

             (l) "Plan" means the profit sharing retirement plan herein contained, as amended and in effect from time to time, which shall be known as the "Banta Hourly 401(k) Plan".

             (m) "Plan Year" means the 12-month period commencing on January 1 and ending on December 31.

             (n) "Pre-Tax Savings Contributions" means amounts contributed at the direction of a Participant pursuant to Section 4.01, which amounts are contributed by an Employer in lieu of payment of an equal amount to the Participant as cash compensation.

             (o) "Total and Permanent Disability" means a physical or mental condition which totally and presumably permanently prevents a Participant from engaging in any substantial gainful activity, as determined by the Company based on a medical examination by a doctor or clinic appointed by the Company.

             (p) "Trust" means the trust established pursuant to an agreement entered into between the Company and the Trustee, and known as the Banta Hourly 401(k) Plan Trust, as amended and in effect from time to time.

             (q) "Trust Fund" means all sums of money and other property, together with all earnings, income and other increment thereon, held in trust for purposes of providing benefits and defraying the reasonable expenses of the Plan, pursuant to the terms of the Trust.

             (r) "Trustee" means First Trust National Association or any successor thereto, as the trustee of the Trust.

             (s)  "Valuation Date" means each business day.

             Section 2.02. Construction. (a) Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire Plan and not to any particular article or section. Titles of articles and sections hereof are for general information only, and this Plan is not to be construed by reference thereto.

             (b) The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Code and to include a qualified cash or deferred arrangement described in Section 401(k) of the Code, and shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to its express terms.
   The Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted therein.

                           ARTICLE III.  PARTICIPATION


             Section 3.01. Participation. Any Employee shall be eligible to become a Participant herein on the first Entry Date coincidental with or next following his completion of 15 days of service and attainment of age
   18. In order to become a Participant, an eligible Employee must make an election in the manner determined by the Company to make Pre-Tax Savings Contributions or to make a rollover contribution pursuant to Section 4.06. Following a termination of employment, a rehired former Participant shall again be eligible to participate in the Plan as of his date of rehire as an Employee.

             Section 3.02. Transfer of Employment. (a) Transfers of employment between Employers shall not interrupt an Employee's participation in the Plan.

             (b) In the event an individual employed by an Employer in a status other than an Employee transfers into the status of an Employee, such Employee shall be eligible to become a Participant as of the date of the transfer if the minimum service and age requirements in Section 3.01 are then satisfied.

             (c) In the event a Participant transfers his employment with the Employers to a status other than an Employee, his election to make Pre-Tax Savings Contributions shall be suspended. However, during the period of such other employment, his account shall continue to share in the allocations made pursuant to Section 6.04 and he shall retain the right to benefits accrued prior to such transfer as described in Article VII.

                  ARTICLE IV.  CONTRIBUTIONS TO THE TRUST FUND


             Section 4.01. Election to Make Pre-Tax Savings Contributions. Each Employee who is eligible to participate in the Plan may elect in the manner determined by the Company for his Employer to make Pre-Tax Savings Contributions under the Plan. Subject to the provisions of Section 3.01, if an Employee makes an election under this Section, the election shall take effect on the first Entry Date after it is timely filed. The election shall be made at such time and in such manner as the Company prescribes. An election under this Section shall remain in effect until changed or suspended pursuant to Section 4.02.

             Section 4.02. Amount and Payment of Participant Pre-Tax Savings Contributions. (a) Amount: An Employee who elects to participate shall designate the rate of his Pre-Tax Savings Contributions, based on a percentage of his Compensation. The Employee may designate any whole percentage from 1% to 15% as the rate of his Pre-Tax Savings
   Contributions.

             (b) Change in Rate: A Participant may suspend Pre-Tax Savings Contributions effective as soon as practicable. Otherwise, the rate of a Participant's Pre-Tax Savings Contributions shall remain in effect from time to time and may be changed by election in the manner and by the time determined by the Company effective with the payroll period which ends on or after the first day of the month following the timely election.

             (c) Payment: Pre-Tax Savings Contributions shall be made by the Participant's Employer through regular payroll deduction in lieu of payment as Compensation to the Participant. Pre-Tax Savings Contributions so received by the Employer shall be remitted to the Trustee as soon as practicable after each payroll period and credited to the accounts of the Participants from whom they were withheld pursuant to Section 6.02.

             (d) No Participant shall contribute Pre-Tax Savings Contributions in excess of $9,500 in any calendar year (or such higher amount as may be permitted pursuant to Code Section 402(g)) less the amount of any elective deferrals under all other plans, contracts or arrangements maintained by the Employers. In addition, the Plan is subject to the limitations of Code Section 401(k), which are incorporated herein by this reference. Accordingly, the actual deferral percentage for eligible highly compensated employees (as defined in Code Section 414(q)) shall not exceed the greater of:

               (i) the actual deferral percentage of eligible nonhighly compensated employees multiplied by 1.25, or

              (ii) the lesser of (A) the actual deferral percentage of the eligible nonhighly compensated employees plus two percentage points, or (B) the actual deferral percentage of the eligible nonhighly compensated employees multiplied by 2.0, subject to such other applicable limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation.

   In order to ensure the favorable tax treatment of Pre-Tax Savings Contributions hereunder pursuant to Code Section 401(k) or to ensure compliance with Code Section 402(g) or 415, the Company in its discretion may prospectively decrease the rate of Pre-Tax Savings Contributions of any Participant at any time and, to the extent permitted by applicable regulations, may direct the Trustee to refund Pre-Tax Savings Contributions to any Participant. Any excess contributions, determined
   (iii) after application of the family aggregation rules and use of such qualified nonelective contributions and/or qualified matching contributions as may be helpful in the actual deferral percentage test, and (iv) by leveling the highest deferral ratios until the test is satisfied, and excess deferrals shall be distributed with applicable income determined pursuant to applicable regulations, together with any applicable matching contribution. The amount of a required distribution of excess contributions shall be reduced in whole or in part by a prior distribution to such Participant of excess deferrals for the applicable period and vice versa. Such distributions shall be made during the Plan Year following the year the excess contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee as defined in Code Section 414(q) and based on compensation as defined in Code Section 414(s).

             Section 4.03. Employer Matching Contributions. (a) Subject to the Company's right to amend or terminate the Plan as herein provided, for each Participant in a collective bargaining unit covered by one of the collective bargaining agreements between Banta Company and GCIU Fox Valley Local 77P, Printing Trades Specialty Union Local 531 of GCIU and Maintenance Department Employees Union the amount of the Employer matching contribution on behalf of such Participant for each payroll period shall be equal to 25% of the Participant's Pre-Tax Savings Contributions of up to 2% of Compensation. No other Participants shall be eligible for matching contributions. Such matching contributions shall be remitted to the Trustee as soon as practicable after each payroll period and credited to the accounts of Participants pursuant to Section 6.03. Employer matching contributions shall be made in cash. Effective January 5, 1997, the amount of the Employer matching contribution on behalf of each Banta Company Participant who is represented by Printing Trades Specialty Union Local 531 of GCIU shall be equal to 25% of the Participant's Pre-Tax Savings Contributions of up to 4% of Compensation for each payroll period.

             (b) The Plan is subject to the limitations of Code Section 401(m), which are incorporated herein by this reference. Accordingly, the actual contribution percentage of matching employer contributions for eligible highly compensated employees (as defined in Code Section 414(q)) shall not exceed the greater of:

               (i) the actual contribution percentage of the eligible nonhighly compensated employees multiplied by 1.25, or

              (ii) the lesser of (A) the actual contribution percentage of the eligible nonhighly compensated employees plus two percentage points, or (B) the actual contribution percentage of the eligible nonhighly compensated employees multiplied by 2.0, subject to such other applicable limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation.

   In order to ensure compliance with Code Section 401(m), any excess aggregate contributions, determined (i) after application of the family aggregation rules, use of qualified matching contributions in the actual deferral percentage test and use of such qualified nonelective contributions and/or qualified matching contributions as may be helpful in the actual contribution percentage test, and (ii) by leveling the highest contribution ratios until the test is satisfied, shall be distributed with applicable income determined pursuant to applicable regulations. Such distributions shall be made during the Plan Year following the year the excess aggregate contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee as defined in Code Section 414(q) and based on compensation as defined in Code Section 414(s).

             Section 4.04. No Liability for Future Employer Contributions. The benefits under the Plan shall be only such as can be provided by the assets of the Trust Fund, and there shall be no liability or obligation to make future Employer contributions hereunder or to make any further contributions in the event of termination of the Plan.

             Section 4.05.  Time Period for Payment of Employer
   Contributions. Each Employer's contributions for any Plan Year shall be paid to the Trustee not later than the time prescribed by law, including any extensions thereof, for filing the Company's consolidated federal income tax return with respect to such year.

             Section 4.06. Rollovers. The Company may, in its discretion, direct the Trustee to accept benefits (in the form of cash or other assets acceptable to the Company) of any Employee arising out of participation in a tax-qualified employee pension benefit plan maintained by an Employer or a former employer of such person as a qualified plan under Code Section 401 or 403, if such benefits are eligible for rollover treatment under Code Section 402 or 408, or are transferred directly to the plan by the trustee of such other plan in connection with a merger of plans. However, in no event shall amounts representing nondeductible employee contributions be rolled over to this Plan pursuant to this Section. Any amount so transferred shall be fully vested, shall be given special designation by the trustee in order to provide for the proper administration of the Plan, and shall be subject to such rules and regulations as shall be determined by the Company.

                             ARTICLE V.  INVESTMENTS


             Section 5.01. Investment Funds. (a) There may be two or more funds with varying titles, objectives and investment characteristics established by the Company. The existence and nature of the Investment Funds available from time to time shall be communicated to Participants. Any Investment Fund may be eliminated in the discretion of the Company after notice to Participants and reallocation of the amounts in such Investment Fund to remaining Investment Funds. Any or all of the Investment Funds may be invested in common trust funds of the Trustee or in mutual funds in the discretion of the Investment Manager and pursuant to the provisions hereof.

             (b) Pending investment in securities of a character described for the Investment Fund, any part of an Investment Fund may be invested in savings accounts or other deposits with a bank, commercial paper or other short-term fixed income securities, including any common or collective trust funds maintained by the Trustee utilizing similar investments.

             Section 5.02. Direction of Investment. (a) Each Participant shall direct the percentages of Pre-Tax Savings Contributions, rollover contributions and Employer matching contributions credited to his account that shall be invested in each Investment Fund, but such percentages must be in increments of 1% or in such lesser increments as the Company may prescribe. However, a Participant may not direct that more than 50% of contributions to his account be invested in the Company Stock Fund. In the event a Participant fails to direct investment of any part of his account, such amount shall be invested on the Participant's behalf in the Fixed Income Fund described in Section 5.01(a) or in such other Investment Fund as the Company may designate for this purpose.

             (b) As of any Valuation Date, a Participant may change his prior election under this Section and direct (i) that future contributions credited to his account be allocated among the Investment Funds pursuant to a modified direction, and/or (ii) that the existing balances in his account be reallocated among the Investment Funds, provided that, in either case, such directions shall be in increments of 1% to any Investment Fund or in such lesser increments as the Company may prescribe. However, a Participant may not direct that more than 50% of future contributions or more than 50% of the existing balances in his account be allocated or reallocated to the Company Stock Fund. Notwithstanding the foregoing, following an election under (i) or (ii), no subsequent change for that subparagraph (i) or (ii) shall be made for at least 90 days, and, in addition, a Participant's ability to reallocate funds into or out of any Investment Fund may be restricted in accordance with uniformly applicable rules imposed by the Company due to the nature of the investments of such Investment Fund.

             (c) Elections under this Section shall be made at such time and in such manner as the Company may prescribe.

             (d) Notwithstanding the foregoing, if it determines that any election with respect to a contribution into or reallocation of funds into or out of the Company Stock Fund or any distribution from the Company Stock Fund might violate applicable securities laws or is for any other reason impracticable or contrary to the best interests of one or more Participants (including Participants subject to Section 16 of the Securities Exchange Act of 1934, as amended), the Company may, in its sole discretion, suspend or limit the right of any Participant to make or change an investment election under this Section and/or defer the execution of any such election or any distribution.

             Section 5.03. Funding Policy. The funding policy for the Plan is that the Trust Fund shall be managed in a manner consistent with ERISA and the general investment objectives for the Investment Funds and for the purpose of defraying the reasonable expenses of administering the Plan. The Company shall have primary responsibility for carrying out the funding policy, and in addition to its specific responsibilities set forth elsewhere in the Plan, shall establish and communicate to the Trustee and/or other Investment Manager the general investment policy and objectives for the funds established pursuant to Section 5.02.

                        ARTICLE VI.  PARTICIPANT ACCOUNTS


             Section 6.01. Participant Accounts. The Trustee shall establish and maintain an account in the name of each Participant for his allocated share of Employer contributions, Pre-Tax Savings Contributions and rollovers, if any, and shall maintain separate balances within such account for the Participant's interests in each Investment Fund and for such other purposes as the Company may direct. As soon as practicable following each Plan Year, the Trustee shall prepare for each Participant a statement reflecting the status of the Participant's account as of the end of the Plan Year.

             Section 6.02. Allocation of Participant Pre-Tax Savings Contributions. As soon as practicable after they are received, the Trustee shall allocate each Participant's Pre-Tax Savings Contributions to the account of such Participant.

             Section 6.03.  Allocation of Employer Matching Contributions.
   As soon as practicable after they are received, the Trustee shall allocate the Employer matching contributions for each Participant to the account of such Participant.

             Section 6.04. Allocation of Changes in Value. As of each Valuation Date, the Trustee shall value each Investment Fund and proportionately adjust the balance of each Participant's or Beneficiary's account invested in such Fund to reflect the effect of income received, any change in fair market value (whether realized or unrealized), expenses and all other transactions since the preceding Valuation Date respecting such Fund.

             Section 6.05. Maximum Allocation Limitations. (a) The Plan is subject to the limitations on benefits and contributions imposed by Code
   Section 415 which are incorporated herein by this reference. The limitation year shall be the Plan Year. In the event that there are multiple plans, (i) reductions shall be made under a defined benefit plan before any reductions under this Plan, and (ii) unless such other plan prohibits, reductions of contributions under multiple defined contribution plans shall be made on a prorata basis. If as a result of a reasonable error in estimating a Participant's compensation or in determining the amount of elective contributions, or for other reasons acceptable under applicable regulations, the annual additions to a Participant's account for any Plan Year exceed the limits imposed by Code Section 415, the Participant's Pre-Tax Savings Contributions for the Plan Year may be distributed to the Participant, to the extent such distribution would reduce the excess annual additions.

             (b) Any amounts not allocable to a Participant by reason of the limitations incorporated herein shall be allocated and reallocated during the limitation year among all other eligible Participants to the extent permitted by the limitations. Any amounts which cannot be allocated or reallocated due to the limitations shall be credited to a suspense account subject to the following conditions (i) amounts in the suspense account shall be allocated as a forfeiture among all eligible Participants hereunder at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the foregoing limitations permit, (ii) no investment gains or losses shall be allocated to the suspense account, (iii) no further Employer contributions shall be permitted until the foregoing limitations permit their allocation to Participant's accounts, and (iv) upon termination of the Plan, any unallocated amounts in the suspense account shall revert to the Employers.

                             ARTICLE VII.  BENEFITS


             Section 7.01. Eligibility for Benefits. The full amount credited to a Participant's account shall be payable to the Participant
   (i) upon his termination of employment for reasons other than his death or
   (ii) in the event of his Total and Permanent Disability.

             Section 7.02. Death. The full amount credited to the account of a Participant shall be payable to the Participant's Beneficiary upon the death of the Participant.

             Section 7.03. Form and Time of Payment. (a) All amounts payable to a Participant who terminates employment with the Company or to a Beneficiary of a deceased Participant shall be paid in the form of a lump sum distribution at the time described in subsection (b) below. Such lump sum distribution shall be made in cash unless the Participant or Beneficiary elects to receive the portion of the account that is invested in the Company Stock Fund in the form of whole shares of Company Stock plus cash equal to the value of any factional shares of Company Stock allocable to his interests in such Fund.

             (b) Payment shall be made by the Trustee as soon as practicable after the Valuation Date which next follows the date on which such benefits become payable. Notwithstanding the foregoing:

               (i) except with respect to death benefits, no distribution shall be made prior to the Participant's attainment of age 65 without the consent of the Participant if the total value of such Participant's account exceeds, or has ever exceeded, $3,500;

              (ii) unless the Participant otherwise elects, benefits shall be paid no later than 60 days after the end of the Plan Year in which the Participant attains age 65 or actually retires, if later; and

             (iii) benefits shall be paid no later than the April 1 following the year in which the Participant attains age 70-1/2, even if the Participant is still employed at such time.

             (c) For purposes of any distribution or withdrawal pursuant to this Article, the value of the Participant's account balances shall be determined as of the Valuation Date immediately preceding the date of distribution.

             (d)  The provisions of the Plan are intended to comply with Code
   Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code Section 401(a)(9) and the regulations thereunder override any Plan provisions inconsistent with such Code Section and regulations.

             Section 7.04. Payments to Minor or Incompetent Person. In the event that any amount is payable under the Plan to any person who is a minor or is deemed by the Company to be incompetent, either mentally or physically, or for any other reason incapable of receiving such payment, the Company may, in its sole discretion, make such payment for the benefit of such person in any of the following ways that the Company may select
   (i) to such person's legal representative appointed by proceedings satisfactory to the Company; (ii) directly to such person even though he is not then able to exercise control over such payment; and/or (iii) to any custodian under the Uniform Gifts to Minors Act or similar statutes or guardian of such person or of his property with whom such person is making his home. The Company shall not be required to see to the proper application of any such payment made for such person's benefit pursuant to the provisions of this Section, and any such payment shall satisfy in full such person's entitlement to that payment.

             Section 7.05. Hardship Withdrawals. (a) Upon a showing of an immediate and heavy financial need that cannot be met from other resources that are reasonably available to the Participant, a Participant may withdraw an amount not exceeding the lesser of (i) the amount necessary to satisfy such need, including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, or (ii) 100% of the balances in his account, excluding, however, any earnings credited after January 1, 1989 to the balance in his account that is attributable to Pre-tax Savings Contributions, and excluding balances attributable to Employer matching contributions. For purposes of this Section, an immediate and heavy financial need shall be deemed to exist if the withdrawal is on account of:

             (iii) unreimbursed expenses for medical care described in Code Section 213(d) incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code Section 152) or necessary for any such person to obtain medical care;

              (iv) costs directly related to the purchase of a principal residence for the Participant
                        (excluding mortgage payments);

               (v) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children or dependents;

              (vi) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

             (vii) other events provided for in revenue rulings, notices or other documents of general applicability published by the Commissioner of Internal Revenue.

   The withdrawal shall be made only after the Participant first takes all permitted loans and distributions hereunder and pursuant to any other plan maintained by the Employers.

             (b) A Participant requesting a withdrawal under this Section must demonstrate to the Company's satisfaction that the immediate and heavy financial need cannot be met from other resources that are reasonably available to the Participant, including any reasonably available assets of the Participant's spouse or minor children. In general, this requirement will be satisfied if the Participant represents that the need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant's assets, (iii) by cessation of Pre-Tax Savings Contributions hereunder, or (iv) by distributions or loans from this Plan or any other plan of the Employers or by borrowing from commercial sources on reasonable commercial terms.

             (c) No more than one withdrawal may be made by a Participant pursuant to this Section 7.05 during any Plan Year.

             (d) Withdrawals shall be made from the Participant's interests in the various Investment Funds on a prorata basis.

             Section 7.06. Withdrawals After Age 59-1/2. After attainment of age 59-1/2, a Participant may, once during any Plan Year, elect to withdraw any portion of the balances in his account, excluding, however, all balances attributable to Employer matching contributions.

             Section 7.07. Loans. (a) The Company shall be responsible for the administration of this loan program. This Section applies only to an individual who (1)(A) is actively employed by an Employer or (B) is a party in interest with respect to the Plan, as defined in Section 3(14) of ERISA and (2) has an account balance in this Plan attributable to (A) his own participation herein or (B) the participation of a deceased Participant of whom such individual is a Beneficiary. Such individuals are referred to in this Section as "Borrower." The limitations in this Section shall apply in the aggregate to all of the Borrower's account balances in the Plan.

             (b) Upon application in the manner determined by the Company, a Borrower may elect to borrow from his account balance; provided, however, that no loan request shall be for less than $1,000 and the aggregate principal amount of all loans outstanding as of the date a loan is made shall not exceed the lesser of (i) $50,000, reduced by the highest loan balance outstanding during the preceding 12-month period, or (ii) the sum of 50% of the Participant's account balances valued as of the last Valuation Date immediately preceding his application, minus any withdrawals following such Valuation Date. No more than one loan shall be made to a Borrower in any Plan Year, and no Borrower may have more than one loan outstanding any time. All loans shall bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans as determined by the Company in accordance with Department of Labor Regulation Section 2550.408b-1.

             (c) Repayments of all loans shall be by payroll deductions and shall be made so as to provide substantially level amortization of the loan over its term; provided, however, that any Borrower may prepay the outstanding balance of his loan in full at any time. The term of each loan shall be such period as the Borrower may elect, but in no event shall exceed five years in duration unless the loan is for the purchase of a home for the Borrower, in which case the term may be up to 10 years. All loans shall be due and payable upon the Borrower's termination of employment. However, following the Participant's termination of employment, the note evidencing any outstanding loan may be distributed to the Participant or his beneficiary in full satisfaction of any remaining indebtedness. Every loan applicant shall receive a clear statement of the charges involved in each loan transaction, including the dollar amount and annual interest rate or the finance charge.

             (d) Amounts loaned to a Borrower pursuant to subsection (a) above shall be deducted from the Borrower's account for purposes of the allocation of Trust Fund earnings under Section 6.04 hereof. Proceeds for the loan shall be taken from the Investment Fund or Funds specified by the Borrower. All loans made pursuant to this Section 7.06 shall be investments for the sole benefit of the Borrower's account. All interest and principal paid thereon shall be credited to the Borrower's account. Such payments shall be allocated among the Investment Funds pursuant to the Borrower's most recent election under Section 5.02 relating to the investment of contributions.

             (e) In the event that the Borrower fails to make two or more consecutive payments, the loan shall be in default. The Company shall notify the Borrower in writing of the default. If the Borrower fails to cure the default by making all necessary payments within 30 days of such written notice, the Company may direct the Trustee to charge the total amount of such loan (including accrued interest), or any portion thereof, against the Borrower's account at such time as will not risk disqualification of the Plan, and such account shall be reduced by said amount. All loans shall be secured by the Borrower's segregated loan account, which shall consist of the Borrower's indebtedness plus accrued interest.

             (f) In the sole discretion of the Company, further limitations on the number, dollar amount, and repayment of loans hereunder shall be imposed on a uniform and nondiscriminatory basis, together with any other rules and regulations deemed appropriate, including the assessment of a processing fee against the Borrower's account.

             Section 7.08. Direct Rollovers of Eligible Rollover Distributions. (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

             (b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

             (c) An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

             (d) A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving Spouse and the employee's or former employee's Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in
   Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

             (e) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

             Section 7.09. Erroneous Overpayments. In the event any payments hereunder to a Participant, former Participant, or Beneficiary exceed the amounts to which such person was entitled, the Company may withhold or reduce subsequent payments, or may take such other action as it deems necessary or appropriate.

                          ARTICLE VIII.  ADMINISTRATION

             Section 8.01. Responsibility and Authority of the Company. The Company shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan as it may be amended by the Company from time to time, except such authority as is specifically allocated otherwise by or under the terms hereof. Without limiting the foregoing and in addition to the authority and duties specified elsewhere herein, the Company shall have exclusive authority to

             (a) interpret and apply all provisions hereof, including without limitation, the power to determine who is a Participant in the Plan and the amount of Compensation to be recognized for each such Participant;

             (b) formulate, issue and apply rules and regulations, which are consistent with the terms and provisions hereof and the requirements of applicable law, including without limitation, rules relating to the timeliness of elections under the Plan;

             (c) make appropriate determinations and calculations and direct the Trustee to pay benefits accordingly;

             (d)  prescribe and require the use of appropriate forms;

             (e)  prepare all reports which may be required by law;

             (f) determine the existence of Total and Permanent Disability and, in this connection, to require any Participant to submit to a physical examination by a licensed physician, in accordance with uniform rules and procedures consistently applied to similarly situated individuals;

             (g) approve or deny all applications under Article VII hereof and direct the Trustee as to the timing of any distribution;

             (h) transmit to the Trustee the investment elections of Participants pursuant to Article V hereof; and

             (i) to determine eligibility for benefits and to construe the terms of the Plan; any such determination or construction shall be final and binding on all parties unless arbitrary and capricious.

             Section 8.02. Use of Professional Services. The Company may engage the services of and/or consult with any legal counsel, independent qualified public accountant or other persons as may be deemed appropriate. Such persons may be employed for the purpose of rendering advice to the Company concerning the Company's responsibilities hereunder and may be persons who render services to the Company and/or the Trustee. In any case in which such services are utilized, the Company shall retain exclusive discretionary authority and control over the management and administration of the Plan.

             Section 8.03. Fees and Expenses. Where the Company utilizes services as provided by Section 8.03 hereof, it shall review and approve fees and other costs for these services. Such fees and costs and any other expenses incurred or authorized by the Company shall be paid by the Employers or from the Trust Fund as determined by the Company and, to the extent paid from the Trust Fund, shall be charged as determined by the Company to the Trust Fund as a whole or to an individual Participant's account, or a particular investment fund.

             Section 8.04. Delegation of Authority and Responsibility. (a) The Company may delegate to any one or more of its employees the authority to execute documents on behalf of the Company and to represent the Company in any matters or dealings involving the Company. Any such delegation of authority shall be set forth in writing.

             (b) Employees may perform such duties and functions relating to the Plan, including handling claims under Section 8.08 hereof, as the Company shall direct and supervise. It is expressly provided, however, that in any such case, the Company retains full and exclusive authority and responsibility for and respecting any such activities by other employees, and nothing contained in this Section 8.06 shall be construed to confer upon such other employees any discretionary authority or control in and respecting the management and administration of the Plan.

             Section 8.05. Requirement to Furnish Information and to Use Company's Forms. Each person entitled to benefits under the Plan shall furnish to the Company such evidence, dates or information as the Company considers necessary or desirable in order to properly administer the Plan. Any designation of Beneficiary, benefit application, notification or other writing to be submitted hereunder to the Company must be filed pursuant to the procedure and on the appropriate form prescribed, and its receipt acknowledged by the Company in order to be valid and effective.

             Section 8.06. Claims Procedure. (a) The Company shall designate one of its employees and/or such other person or persons it selects to handle claims by Participants and Beneficiaries. A Participant or Beneficiary who believes that he is then entitled to benefits hereunder in an amount greater than he is receiving or has received, may file a claim for such benefits by writing directly to the Company. Every claim which is properly filed shall be decided and answered in writing within 90 days (or 180 days if additional time is needed and the claimant is so notified prior to the commencement of the extension) of its receipt by the Company, stating whether the claim is granted or denied. If the claim is wholly or partially denied, the specific reasons for denial and reference to the pertinent Plan provisions shall be set forth in a written notice to the claimant. Such notice shall also describe any information necessary for the claimant to perfect an appeal and an explanation of the Plan's claims appeal procedure as set forth in subsection (b) below.

             (b) Within 60 days of notice that a claim is denied, the claimant may file a written appeal to the Company, including any comments, statements or documents the claimant may wish to provide. Every appeal shall be decided and answered within 60 days (or 120 days if additional time is needed and the claimant is so notified prior to the commencement of the extension) of its receipt by the Company. In the event the claim is denied upon appeal, the specific reasons for denial and reference to the pertinent Plan provisions shall be set forth in a written decision which shall be sent to the claimant. The Company shall comply with any reasonable request from a claimant for documents or information relevant to his claim prior to his filing an appeal.

             Section 8.07. Agent for Service of Process. The Company is designated as the agent for service of legal process with respect to all matters pertaining to the Plan and the Trust Fund.

             Section 8.10. Voting Rights to Company Stock. At the time of the mailing to stockholders of the notice of any stockholders' meeting of the Company, the Company, in conjunction with the Trustee, shall use its reasonable best efforts to cause to be delivered to each Participant with an interest in the Company Stock Fund such notices and informational statements as are furnished to the Company's stockholders in respect of the exercise of voting rights, together with forms by which the Participant may confidentially instruct the Trustee, or revoke such instruction, with respect to the voting of shares of Company Stock allocable to his account. Upon timely receipt of directions, the Trustee shall vote or not vote shares of Company Stock allocable to a Participant's Account on each matter as directed by the Participant. The Trustee shall vote or not vote Company Stock with respect to which the Participant has not directed (or not timely directed) the Trustee as to the manner in which such Company Stock is to be voted, in such manner as the Trustee, in its sole discretion, shall determine. All voting instructions and directions received by the Trustee from a Participant shall be held in confidence by the Trustee and shall not be divulged or released to any person, including directors, officers and employees of the Employers.

             Section 8.11. Tender Offers for Company Stock. Notwithstanding any other provisions of the Plan, if there is a tender or exchange offer for, or a request or invitation for tenders of, shares of Company Stock held by the Trustee, the Company (i) shall furnish to the Trustee, who shall then furnish to each Participant, prompt notice of any such tender or exchange offer for such shares of Company Stock and (ii) the Trustee shall request from each Participant instructions as to the tendering of shares of Company Stock allocable to the Participant's account. The Trustee shall tender shares of Company Stock for which the Trustee has received (within the time specified in the notification) tender instructions. The Trustee shall not tender shares of Company Stock for which the Trustee has received instructions from the Participant not to tender. With respect to shares of Company Stock with respect to which the Trustee receives no instructions, the Trustee shall tender or not tender such shares as it, in its sole discretion, may determine. Cash proceeds from the sale of the Company Stock pursuant to such offer shall be temporarily invested in the Fixed Income Fund pending further instructions from the Participant under Section 5.02 or from the Company. All tender instructions received by the Trustee from a Participant shall be held in confidence by the Trustee and shall not be divulged or released to any person, including directors, officers and employees of the Employer or any person making the offer.

           ARTICLE IX.  FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES

             Section 9.01. Fiduciaries. The Company, any Investment Manager and the Trustee shall be deemed to be the only fiduciaries, named and otherwise, of the Plan and Trust Fund for all purposes of ERISA. No named fiduciary designated in this Section 9.01 shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan and/or Trust Fund, except as may be required from time to time under ERISA.

             Section 9.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 9.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided herein and in any related documents. Each such named fiduciary may obtain the services of such legal, actuarial, accounting and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other named fiduciary, the Plan and/or any Employer; provided, however, that where such services are obtained, the named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant. The Company, Trustee, any Investment Manager, and any employees thereof shall not be responsible for any act or failure to act of any other one of them except as may be otherwise specifically provided under ERISA.

             Section 9.03. General Limitation on Liability. Neither the Company, the Trustee, any Investment Manager nor any other person or entity, including any Employer and its respective shareholders, directors and employees, guarantees the Trust Fund in any manner against loss or depreciation and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust Fund, or the administration thereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA.

             Section 9.04. Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the Trust Fund.

                      ARTICLE X.  AMENDMENT AND TERMINATION


             Section 10.01. Amendment. The Company shall have the right to amend this Plan at any time and in any manner consistent with the Code and ERISA. Any amendment may be retroactive to the extent permitted by applicable law. Notwithstanding the foregoing, no amendment to the Plan shall decrease a Participant's accrued benefit or vested percentage or eliminate an optional form of distribution for a previously accrued benefit.

             Section 10.02. Termination. The Company shall have the right to terminate the Plan, in whole or in part, at any time and in such event, or upon termination due to permanent discontinuance of all Company contributions, the account of each Participant shall be fully vested and nonforfeitable to the extent of the termination. Upon complete termination of the Plan or discontinuance of contributions hereunder, the Company may direct that the accounts of all Participants and Beneficiaries shall be valued and distributed, or may instead direct that the Trust Fund shall be continued and that distributions shall be made at the time and in the manner specified in Article VII.

                         ARTICLE XI.  GENERAL PROVISIONS


             Section 11.01. Non-Guarantee of Continued Employment or Other Benefits. Neither the establishment of the Plan, nor any modification or amendment thereof, nor the payment of any benefit hereunder shall be construed as giving any Participant or other person whomsoever any legal or equitable right against any Employer, its respective officers and employees, any Investment Manager, or any Trustee, or the right to the payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any Employee the right to continue his employment with any Employer or as affecting any Employer's right to sever such employment.

             Section 11.02. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the applicable plan were then to terminate) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the applicable plan were then to terminate).

             Section 11.03. Spendthrift Clause. No Participant or Beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits, or any part of the Trust Fund from which such benefits are payable, be subject to seizure by legal process by any creditor of such Participant or Beneficiary. Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder to the extent permitted by ERISA and the Code. Notwithstanding the foregoing, the Company shall recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if the Company determines that it meets the applicable requirements of Section 414(p) of the Code. The Company shall establish written procedures concerning the notification of interested parties and the determination of the validity of such orders. If any such order so directs, distribution of benefits to the alternate payee may be made at a time not permitted for distributions to the Participant.

             Section 11.04. Exclusive Benefit. Anything in the Plan which might be construed to the contrary notwithstanding, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries under the Plan for any part of the Trust Fund assets to be used for, or diverted to, purposes other than the exclusive benefit of such Participants or their Beneficiaries and defraying the reasonable expenses of administering the Plan and the Trust Fund. In no event shall any Employer receive at any time any amounts from such assets except as provided in Section 6.05 or 11.08 hereof or the event of a mistake of fact pursuant to the directions of the Company within one year after such mistake is made. Notwithstanding any provision herein to the contrary, employer contributions hereunder are conditioned upon their deductibility under Code Section 404. To the extent a deduction is disallowed, contributions may be returned to the Employer within one year after such disallowance.

             Section 11.05. Full Satisfaction of Claims. Any payment or distribution to any Participant or Beneficiary shall be in full satisfaction of all claims against the Trust Fund, the Trustee, any Investment Manager and any Employer and shall give rise to no claim or liability notwithstanding it shall later appear that such payment or distribution was made under a mistake of fact or law, except as otherwise specifically provided by the Code or ERISA. No payment shall be made hereunder which would be in violation of any applicable law or governmental regulation as determined by the Company.

             Section 11.06. Indemnification. The Employers shall indemnify any director and/or employee of any Employer who acts with respect to the Plan as directed by the Company or as a Trustee and shall hold any such director and/or employee harmless from the consequences of his acts or conduct in connection with the Plan except to the extent that such consequences are the result of willful misconduct or bad faith shown on the part of such director and/or employee.

             Section 11.07. Successors and Assigns. The Plan herein contained shall be binding upon the successors and assigns of the Employers and the Trustee.

             Section 11.08. IRS Approval. Any other provision to the contrary not-withstanding, the effectiveness of this Plan is subject to the condition subsequent of the Company obtaining a determination from the Internal Revenue Service that the Plan meets the requirements for qualification contained in Code Section 401(a) and that the Trust Fund is exempt from tax under Code Section 501(a).

             Section 11.09. Plan Adoption by Controlled Group. (a) With the written consent of the Company, an Employer as defined in Section 2.01(i) hereof (other than the Company) may by resolution of a corporate officer or by other appropriate means adopt this Plan for the benefit of such of its employees whom it certifies to be eligible under qualifications set forth in such resolution or other adoption document. When the Plan is so adopted, the terms and conditions hereof, subject to the limitations or modifications provided in the resolution or document, shall apply to such participating Employer. The Company is hereby designated as the agent of each participating Employer for the purpose of amendment of the Plan; provided, however, that any participating Employer shall retain full right to terminate participation hereunder or contributions hereto as to its employees, upon 60 days' written notice of its intention to the Company and the Trustee, unless a shorter notice shall be agreed to by the Company.

             (b) If an Employee receives Compensation from more than one participating Employer in any Plan Year, the total amount of such Compensation shall be considered for the purposes of the Plan as having been paid by one participating Employer. The respective participating Employers shall share in contributions to the Plan on account of said Employee.

             (c) Each participating Employer shall pay such part of the expenses incurred in the administration of the Plan as the Company shall determine.

             IN WITNESS WHEREOF, the Company has caused these presents to be executed by its officers thereunto duly authorized as of this 28th day of February, 1996.


                                 BANTA CORPORATION


                                 By:  /s/ Ronald D. Kneezel
                                      Ronald D. Kneezel, Vice President,
                                      General Counsel and Secretary